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                                                                       EXHIBIT 2

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006

William Fiske (Information Agent)
Georgeson Shareholder Communications Inc.
Banks and Brokers: (212) 440-9800
All others call Toll-Free: (800) 964-0733


              EXEGENICS INC. BOARD UNANIMOUSLY RECOMMENDS REJECTION
                           OF UNSOLICITED TENDER OFFER

Dallas, June 12, 2003 - eXegenics Inc. (Nasdaq: EXEG) announced today that after careful consideration, including a thorough review with independent financial and legal advisors, its Board of Directors has unanimously determined that the unsolicited tender offer commenced by EI Acquisition Inc., a wholly-owned subsidiary of Foundation Growth Investments LLC, on May 29, 2003, for all the outstanding shares of eXegenics at $0.40 per common share and Series A Convertible Preferred share, is inadequate and not in the best interests of eXegenics or its stockholders. The basis for the Board's decision is set forth in a letter mailed to stockholders and eXegenics' Schedule 14D-9, each filed today with the Securities and Exchange Commission.

Ronald Goode, Chairman of the Board, stated, "The Board takes its fiduciary duty to act in the best interests of eXegenics' stockholders very seriously. We believe the amount and timing of the tender offer is inconsistent with the Board's objective of enhancing stockholder value. It is also important to note that eXegenics' independent financial advisor, Petkevich & Partners, LLC, has advised eXegenics that the tender offer is inadequate from a financial point of view."

eXegenics' stockholders are strongly advised to read eXegenics' Schedule 14D-9 Solicitation/Recommendation Statement carefully and in its entirety so that they will be fully informed as to the reasons for the Board's recommendation. The
Schedule 14D-9 will be mailed to eXegenics' stockholders, and a free copy may also be obtained at the SEC's web site at www.sec.gov and at eXegenics' website at www.eXegenicsinc.com. Stockholders may also obtain, without charge, a copy of the Schedule 14D-9 by directing requests to eXegenics' Investor Relations Department.

Petkevich & Partners, LLC is acting as financial advisor and the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as legal advisor to eXegenics.

QUESTIONS RELATING TO THE SCHEDULE 14D-9 MAY BE DIRECTED TO GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT, AT 17 STATE STREET - 10TH FLOOR, NEW YORK, NY 10004; BANKS AND BROKERS CALL: (212) 440-9800; ALL OTHERS CALL TOLL-FREE: (800) 964-0733.

For more information please contact eXegenics at 214-358-2000 or visit our web site at www.eXegenicsinc.com. Information on our web site is not incorporated in our SEC filings.

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Safe Harbor

This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.